17/B, Mahal Industrial Estate, Mahakali Caves Road, Andheri (East), Mumbai 400 093 India Tel.: (91-22) 6645 5645 Fax.: (91-22) 6645 5685

For Immediate Release

RiskMetrics Recommends Taro Shareholders Vote Against Taro Board of Directors
3rd independent proxy advisory firm recommends vote against Taro’s Board of Director Nominees

Mumbai, India: December 24, 2009: Sun Pharmaceutical Industries Ltd. (Reuters: SUN.BO, Bloomberg: SUNP IN, NSE: SUNPHARMA, BSE: 524715) today announced that RiskMetrics Group’s ISS Governance Services (RMG), a leading independent proxy advisory firm, recommended that shareholders of Taro Pharmaceutical Industries Ltd. (Pink Sheets: TAROF) vote against Taro’s board of director nominees for election or re-election as directors, as well as the indemnification proposal for its proposed external directors, in the upcoming Annual General Meeting of Taro’s shareholders scheduled for December 31, 2009.

In its report, dated December 23, 2009, RiskMetrics stated that “…with little indication that the company has moved to rectify its continuing problems, and with little information disclosed on the process of solving these problems, RMG now recommends that shareholders reject the entire slate of management candidates.”  RMG cites the board’s “lack of oversight of the financial management of the company, and what has become the routine failure to produce audited financials for the past six years” as reasons why Taro’s current board members “do not merit reelection.”

Regarding the election of Taro’s external director nominees, RMG notes that both nominees “…have past ties to the company” and that “…the existence of these connections raises questions of why a company under such scrutiny would risk the appearance of a lack of independence rather than finding two candidates with no previous ties to the company.”

The RiskMetrics report is the third report by an independent proxy advisory firm to recommend Taro shareholders vote against Taro’s board of director nominees and vote against Taro’s indemnification proposal for its proposed external directors.  Glass Lewis and PROXY Governance, Inc. recently issued reports advising shareholders to hold Taro’s board accountable for their actions and vote against all of Taro’s proposals.

Sun encourages fellow Taro shareholders to follow the professional advice of RiskMetrics, Glass Lewis and PROXY Governance and vote against the re-election of the incumbent directors and their nominees for external directors and against the board’s indemnification proposals by signing, dating and returning their proxy cards immediately.

For questions or assistance in voting or changing their votes, Taro shareholders can contact Sun’s proxy solicitors, MacKenzie Partners, Inc., within the U.S. and Canada at 1-800-322-2885 (toll-free) or 1-212-929-5500 (call collect), within Israel at +1-809-494-159 (toll-free) or via email at proxy@mackenziepartners.com.

About RiskMetrics

RiskMetrics Group is a leading provider of risk management and corporate governance products and services to participants in the global financial markets. By bringing transparency, expertise and access to the financial markets, RiskMetrics Group helps investors better understand and manage the risks associated with their financial holdings. Our solutions address a broad spectrum of risk across our clients' financial assets. Headquartered in New York with 20 global offices, RiskMetrics Group services some of the most prestigious institutions and corporations worldwide. For more information, please visit, www.riskmetrics.com.

About Sun Pharmaceutical Industries Ltd.

Established in 1983, listed since 1994 and headquartered in India, Sun Pharmaceutical Industries Ltd. (Reuters: SUN.BO, Bloomberg: SUNP IN, NSE: SUNPHARMA, BSE: 524715) is an international, integrated, specialty pharmaceutical company.  It manufactures and markets a large basket of pharmaceutical formulations as branded generics as well as generics in India,

Registered Office : SPARC, Tandalja, Vadodara – 390 020.  India
Corporate Office : Acme Plaza, Andheri – Kurla Road, Andheri (East), Mumbai – 400 059.  India

US and several other markets across the world.  In India, the company is a leader in niche therapy areas of psychiatry, neurology, cardiology, diabetology, gastroenterology, and orthopedics.  The company has strong skills in product development, process chemistry, and manufacturing of complex API, as well as dosage forms. More information about the company can be found at www.sunpharma.com.

You can also follow us on Twitter.
Contacts

Uday Baldota		Mira Desai
Tel	+91 22 6645 5645, Xtn 605	Tel	+91 22 6645 5645, Xtn 606
Tel Direct	+91 22 66455605	Tel Direct	+91 22 66455606
Mobile	+91 98670 10529	Mobile	+91 98219 23797
E mail	uday.baldota@sunpharma.com	E mail	mira.desai@sunpharma.com

Brunswick Group for Sun Pharma		MacKenzie Partners
Erin Becker/Nicki Kahner		Robert Marese
+1 212 333 3810		+1 212 929 5500

Arad Communications for Sun Pharma		Greenhill
Irit Radia		Ashish Contractor
+972-54-6699311		+1 212 389 1537